Exhibit 99.1

Contact:

Denise San Bartolome

Corporate Communications

Telik, Inc.

Tel: 650 845 7712

Email: denisesb@telik.com

TELIK ANNOUNCES THIRD QUARTER 2013 FINANCIAL RESULTS

Palo Alto, CA, - November 12, 2013 – Telik, Inc. (Nasdaq: TELK) today reported a net loss of $1.1 million, or $0.25 per share, for the third quarter ended September 30, 2013, compared with a net loss of $1.9 million, or $0.78 per share for the comparable period in 2012.

For the quarter ended September 30, 2013, total operating costs and expenses were $1.1 million, compared with $1.9 million in the third quarter of 2012. Operating expenses were approximately 40% lower in the third quarter of 2013 compared with the same period in 2012, primarily due to lower headcount and related costs, lower clinical development expenses and lower corporate administrative costs including stock-based compensation expenses.

For the nine months ended September 30, 2013, Telik reported a net loss of $4.4 million, or $1.00 per share, compared with a net loss of $6.2 million, or $3.07 per share, for the same period in 2012. Total operating expenses for the first nine months of 2013 were $4.5 million, compared with $6.2 million for the same period in 2012. Operating expenses in the first nine months of 2013 included approximately $0.2 million in stock-based compensation expense. The reduction in operating expenses of approximately 28% in the first nine months of 2013 compared with the same period in 2012 was primarily due to lower headcount, reduced clinical development expenses, lower corporate and stock-based compensation expenses and lower facility related expenses as a result of our relocation to a smaller corporate office.

Telik is focused on the clinical development of its lead product candidate, TELINTRA® for Myelodysplastic Syndrome (MDS) and other blood disorders. The company will have to raise additional capital or establish a corporate partnership to initiate a Phase 3 registration trial of TELINTRA, its lead product candidate, as well as to meet its cash requirements beyond the first quarter of 2014. At September 30, 2013, Telik had $3.2 million in cash, cash equivalents and investments, compared to $5.0 million at December 31, 2012. Although the company has been able to raise funds through its At Market Issuance Sales Agreement, there is no assurance Telik will be successful in obtaining additional funding in the future. To this end, Telik has retained a financial advisory firm to assist in its capital raising efforts and to explore and recommend strategic alternatives through which the value of its assets to stockholders could be optimized.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidate is Telintra®, a modified glutathione analog intended for the treatment of hematologic disorders including myelodysplastic syndrome; followed by Telcyta®, a cancer activated prodrug for the treatment of a variety of cancers. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements, including statements regarding the anticipated net cash utilization and operating expenses, and future development of TELINTRA. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, that Telik would be unable to continue to fund its operations if it is unable to raise adequate funding; if the development of its drug candidates is delayed or unsuccessful or if Telik does not enter into collaborative arrangements to advance its programs, the rate of product development will be delayed and expenditures may increase; if Telik is delisted from the Nasdaq Capital Market, its ability to raise additional financing and the liquidity of its common stock could be adversely affected. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including factors described in the section entitled “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Operating costs and expenses:
Research and development	$380	$867	$1,694	$2,788
General and administrative	742	1,011	2,761	3,423

Total operating costs and expenses	1,122	1,878	4,455	6,211

Loss from operations	(1,122)	(1,878)	(4,455)	(6,211)
Interest and other income (expense), net	1	2	11	6

Net loss	$(1,121)	$(1,876)	$(4,444)	$(6,205)

Basic and diluted net loss per share	$(0.25)	$(0.78)	$(1.00)	$(3.07)

Weighted average shares used to calculate basic and diluted net loss per share	4,572	2,395	4,445	2,021

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	September 30,	December 31,
	2013	2012
Cash, cash equivalents, investments and restricted investments	$3,197	$4,997
Total assets	3,696	5,628
Stockholders’ equity	2,441	3,062